UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

___________

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 6, 2009

Evergreen Energy Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-14176	84-1079971
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1225 17th Street, Suite 1300, Denver, Colorado 80202
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 293-2992

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 12, 2009, Evergreen Energy Inc. (the “Company”) filed a Current Report on Form 8-K (the “Original Form 8-K”) relating to the retirement of Mr. Kevin R. Collins from the positions of President and Chief Executive Officer of the Company, effective June 1, 2009.  The Original Form 8-K disclosed the outline of the principal terms of Mr. Collins’ succession arrangement with the Company.

This Current Report on Form 8-K/A is being filed to amend the Original Form 8-K to disclose that on May 27, 2009 Mr. Collins and the Company executed a final separation and release agreement.  The principal terms of the agreement are as follows: (1) Mr. Collins will be paid Three Hundred Thousand Dollars ($300,000) (or twelve (12) months of salary at his current base salary rate), less applicable withholding for federal and state taxes and other deductions required by law, with such amount to paid over the next twelve (12) months as a combination of (x) customary and standard fees for his continuing service on the Company’s Board of Directors (not including fees for attendance at Board Committee meetings), and (y) regular payments through the regularly scheduled payroll process; (2) the Company will pay Mr. Collins’ COBRA premiums for a period of 18 months commencing June 1, 2009; (3) all unvested restricted stock awards and stock options previously awarded to Mr. Collins shall vest, excluding the 400,000 shares of restricted stock granted to Mr. Collins in 2005 when he initially joined the Company; (4) Mr. Collins agreed to customary non-disparagement and non-disclosure provisions; and (5) Mr. Collins and the Company agreed to a broad mutual release of any and all claims against the other.  Mr. Collins has also agreed to assist the Company from time to time as requested by the Company to aid in such transition and succession.  Mr. Collins’ employment agreement will terminate by its terms effective June 1, 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                EVERGREEN ENERGY INC.

Date:  May 29, 2009                                                          By: /s/ Diana L. Kubik
                                Name:   Diana L. Kubik
                                Title:     Vice President and Chief Financial Officer

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